Exhibit 99.1

Enterprise GP Holdings Elects Andress to Its Board of Directors

Enterprise GP Holdings L.P. (NYSE:EPE) today announced that its general partner, EPE Holdings, LLC, has elected Thurmon Andress to the board of directors, effective Nov. 1, 2006. In addition, Mr. Andress has been elected to the Audit, Conflicts and Governance Committee of EPE Holdings, LLC.

Mr. Andress currently holds the position of Managing Director-Houston for Breitburn Energy Company LP and is also a member of its board of directors. In 1990, he founded Andress Oil & Gas Company, serving as President and Chief Executive Officer until it merged with Breitburn in 1998. In 1982, he founded Bayou Resources, Inc. a publicly traded energy company that was sold in 1987. Since 2002, Mr. Andress has been a member of the board of directors of Edge Petroleum Corp. and currently serves on the Audit Committee and as head of the Compensation Committee

“Thurmon brings more than 40 years of experience in the oil and gas industry,” said Dan L. Duncan, chairman of Enterprise GP Holdings L.P. “His expertise will be invaluable as we grow the partnership and build value for our unitholders.”

Mr. Andress is a member of numerous charitable boards, including Small Steps Nurturing Center and the Good Samaritan Foundation. In addition, he is a member of the National Petroleum Council, as well as the Board of Governors of Houston for the Independent Petroleum Association of America and was inducted into the All American Wildcatters in 1993.

Mr. Andress holds a bachelor's degree in Petroleum Geology from Texas Tech University.

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $3 billion. It owns the general partner of Enterprise Products Partners (NYSE:EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners, which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil.

CONTACT:	Enterprise GP Holdings L.P., Houston
Randy Burkhalter, 713-381-6812
Investor Relations
or
Rick Rainey, 713-381-3635
Media Relations